UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2006

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2006, USEC Inc.’s ("USEC" or the "Company") wholly owned subsidiary, United States Enrichment Corporation, and the Tennessee Valley Authority ("TVA") entered into an amendment (the "TVA Amendment") to the power contract between TVA and United States Enrichment Corporation dated July 11, 2000 (the "TVA Power Contract"). The TVA Power Contract provides for our purchase from TVA of electric power for the Paducah, Kentucky uranium enrichment plant. Although the TVA Power Contract does not expire until May 31, 2010, the provisions relating to the quantity and prices under the TVA Power Contract were scheduled to expire on June 1, 2006, and must be negotiated annually for periods after June 1, 2006. The TVA Amendment provides for the quantity and pricing of power purchases for the period June 1, 2006 through May 31, 2007. We have begun negotiations with TVA for the quantity and prices of power for the period from June 1, 2007 through May 31, 2008.

The quantity of power purchases for the Paducah plant under the TVA Amendment ranges from 300 megawatts at all hours in the summer months (June – August) to 1,600 megawatts at all hours in the non-summer months. In addition, we can request additional power supply from TVA at market-based prices. This does not represent a significant change from the quantity of purchases under the existing TVA Power Contract, which ranges from 300 megawatts at all hours in the summer months to approximately 1,650 megawatts at all hours in the non-summer months. As provided under the TVA Power Contract, subject to prior notice and under certain circumstances, TVA may interrupt power to the Paducah plant, except for the minimum load of 300 megawatts, which can only be interrupted under limited circumstances. The TVA Power Contract, including the TVA Amendment, is a "take or pay" contract, meaning that we are obligated to purchase the full amount of power provided for under the contract whether or not the Paducah plant uses the power. However, consistent with the TVA Power Contract, as mutually agreed, we can release, and TVA can buy back, power that we are otherwise obligated to purchase.

Pricing under the TVA Amendment consists of a summer and a non-summer power price, which are subject to a fuel cost adjustment to reflect changes in TVA's fuel costs, purchased power costs, and related costs. The fuel cost adjustment will be determined monthly, based on TVA's forecasts, and will include a monthly true-up adjustment to reconcile TVA's prior forecasts to actual data. This pricing represents an increase of approximately 50 percent compared to previous prices under the TVA Power Contract, without taking into account the cost of any additional power purchases during the summer months (such as the supplemental summer power described below) and the impact of potential future fuel cost adjustments. Previously, the TVA Power Contract did not have a fuel cost adjustment. As a result of this new fuel cost adjustment provision, our cost of power is likely to increase in the future. We are currently evaluating the negative economic implications of this provision to both our cash flows and the carrying value of our assets, which will depend upon our assessment of the likelihood and magnitude of future cost increases.

In connection with the TVA Amendment, TVA and United States Enrichment Corporation also agreed to two supplements to the TVA Power Contract. In the first supplement, consistent with past practice, TVA agreed to make available and we agreed to purchase, at market-based prices, an additional 600 megawatts of power at all hours during the summer months of 2006. In the first supplement, we and TVA also agreed to certain modifications to the provisions of the TVA Power Contract that require us to provide financial assurances to support our payment obligations to TVA. In the second supplement, in accordance with these modified provisions, we agreed to provide certain financial assurances of payment, including to provide an irrevocable letter of credit and to make weekly prepayments based on the price and usage of power.

TVA, which operates several commercial nuclear power reactors, is also one of our 10 largest customers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

April 7, 2006	By:	/s/ Timothy B. Hansen

Name: Timothy B. Hansen
Title: Senior Vice President, General Counsel and Secretary